Exhibit 99.1

May 24, 2011 AIC Annual Shareholders’ Meeting

Agenda Report on shareholder vote Business update Questions and answers 2

Forward-Looking Statements This presentation contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements made during this presentation by the Company or its CEO, Brittany McKinney, regarding, for instance: AIC’s ability to execute against its strategic plan, management’s beliefs with respect to its ability to transform and grow the business, implement its business plan, maintain profitability and return value to its shareholders, are forward-looking statements. These forward-looking statements are based on current information, which we have assessed, which by its nature is dynamic and subject to rapid and even abrupt changes. Such statements involve inherent risks and uncertainties, including those identified in the risk factors section of the Company’s most recently filed 10-K. You are cautioned not to place undue reliance on these or any forward-looking statements, which speak only as of the date of this presentation. 3

BUSINESS UPDATE AIC Annual Shareholders’ Meeting 4

Building on Our Strengths 5 45 YEARS OF SERVICE Brand Client Relationships Consultant Community

AIC Has Changed 6 Solutions Focus Significant Losses Diverse Offering Pre-Recession IT Staffing Focus Return to Profitability Today

AIC Today—at a Glance National IT services firm Nearly 1,000 professionals Broad IT service offering Balanced mix of mid-market and Fortune 500 clients 7

We are a Relationship Company 8 Serving the business and technology needs of our clients and the career goals of our employees

The Market Opportunity Aging workforce Lack of science and engineering graduates Labor shortage Expecting vendors to share more risk Evolving labor strategies Increasing use of contingent labor 9 Changing Workforce Demographics Increasing Client Sophistication $19B IT Staffing Market* 2011 growth rate 12%* Large, Growing Market *Source: Staffing Industry Analysts Market trends provide opportunity for growth.

Our Path to Value Creation 10 Leverage long-standing relationships to drive greater value. Clients’ Perceptions of Value Delivered Competency & Relationship

AIC is Positioned to WIN 11 National reach with “boutique” like feel Lower total cost of talent Staff Augmentation Managed Teams Project-Based Solutions Project Managers Business Analysts Architects Unique Competitive Position Flexible Delivery Model “Sweet-Spot” High-end Skills

Revenues Stabilized 12

Gross Margins Greatly Improved 13

Achieved Profitability 14

Stable Financial Position Positive adjusted EBITDA since Q3 2010 Stable cash balance No debt since Q4 2008 $15 million revolving credit facility extended to Q3 2014 Quality receivables 60 days of sales outstanding $25 million net operating loss carry-forwards to offset future federal and state income taxes

The Strength of Our Team Culture of excellence, integrity and enthusiasm Set high expectations Investing in our people

Gaining Momentum Focusing on our core strengths Stable financial position Investing in our people Positioning for long-term growth 17 Building a platform for growth while sustaining profitability.

18 Q & A

19 thank you

IT Professionals on Demand © 2010 Analysts International Corporation. All rights reserved.